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Exhibit 10.5

CONTRIBUTION AGREEMENT

        THIS CONTRIBUTION AGREEMENT, dated as of February 1, 2001 (the "Agreement"), by and between Comverse Infosys, Inc., a Delaware corporation ("Infosys") and Comverse Technology, Inc., a New York corporation ("Comverse").

W I T N E S S E T H:

        WHEREAS, Comverse owns the outstanding share of capital stock of Comverse GmbH, a company organized under the laws of the Federal Republic of Germany ("Holdco", and such share is referred to herein as the "Holdco Share"); and

        WHEREAS, Holdco (i) has a 99.8% partnership interest in Syborg Informationsysteme beschränkt haftende OHG, a general partnership organized under the laws of the Federal Republic of Germany ("Syborg", and such partnership interest is referred to herein as the "Syborg Interest") and (ii) owns the outstanding share of capital stock of Comverse Grundbesitz GmbH, a company organized under the laws of the Federal Republic of Germany ("Grundbesitz", and such share is referred to herein as the "Grundbesitz Share"); and

        WHEREAS, Comverse is the holder of all the outstanding shares of capital stock of Loronix Information Systems, Inc., a Nevada corporation ("Loronix", and such shares are referred to herein as the "Loronix Shares"); and

        WHEREAS, Comverse desires to contribute the Holdco Share and the Loronix Shares (together, the "Transaction Shares") to Infosys in exchange for the issuance by Infosys to Comverse of 34,539,905 shares of the common stock, par value $.001 ("Common Stock"), of Infosys; and

        WHEREAS, Comverse and Infosys intend that the contribution of the Transaction Shares to Infosys in exchange for the Infosys Shares (as defined below) qualify as a tax-free exchange pursuant to Section 351(a) of the Code (as defined below); and

        WHEREAS, effective from February 1, 2001 Infosys has been treating each of Holdco, Syborg, Grundbesitz and Loronix as a subsidiary of Infosys.

        NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

        1.1    Definitions.    For purposes of this Agreement, the following terms shall have the meanings set forth below:

        "Acquired Companies" shall mean each of Holdco, Syborg, Grundbesitz, Loronix and their respective Subsidiaries.

        "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.

        "Business Day" shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

        "Code" shall mean the United States Internal Revenue Code of 1986, as amended.

        "Documentation" shall mean technical documentation (design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc.), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), marketing documentation (sales brochures, flyers, pamphlets, web pages, etc.), and other written materials.

        "Encumbrances" shall mean any and all mortgages, security interests, liens, claims, pledges, restrictions (including restrictions on transfer), leases, title exceptions, easements, rights of way, rights of first refusal, charges or other encumbrances.

        "Environmental Laws" means all applicable laws, regulations and rules of governmental authorities concerning pollution or protection of the environment.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the applicable regulations promulgated thereunder.

        "ERISA Affiliate" shall mean any corporation or trade or business (whether or not incorporated) which is or has ever been treated as a single employer with or which is or has been under common control with any of the Acquired Companies within the meaning of Section 4001(b) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

        "GAAP" shall mean generally accepted accounting principles in effect in the United States of America as of the date of the applicable determination.

        "Hardware" shall mean any and all computer and computer-related hardware, including computers, file servers, facsimile servers, scanners, readers, verifiers, color printers, laser printers and networks.

        "Hazardous Substance" shall mean any substance, material or waste classified as hazardous, toxic, pollutant, contaminant or words of similar meaning under any provision of Environmental Laws.

        "Indebtedness" shall mean, with respect to any Person, any indebtedness, whether secured or unsecured, of such Person and shall also include, to the extent not otherwise included, (i) any capitalized lease obligations of such Person and (ii) the face value of guaranties of obligations of other Persons which would be included within this definition for such other Persons (whether or not such items would appear upon the balance sheet of the guarantor).

        "Intellectual Property" means (a) patents, utility models, and patent applications, including reissues, continuations, continuations-in-part, divisions, revisions, extensions, and reexaminations, (b) trademarks, domain names, service marks, trade dress, logos, trade names, and corporate names, including all goodwill associated therewith, and all applications, registrations and renewals thereof, (c) copyrights, and all applications, registrations and renewals thereof, (d) mask works and all applications, registrations and renewals thereof, and (e) trade secrets or similar rights in proprietary confidential information (including ideas, technology, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings and specifications).

        "IRS" shall mean the United States Internal Revenue Service.

        "Legal Proceedings" shall mean any judicial, administrative or arbitral actions, suits, proceedings (public or private) or governmental proceedings.

        "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

        "Modification" shall mean, with respect to any item, any modification, translation, conversion, compilation, upgrade or other derivative version of, or change or addition to, such item. "Modified" and "Modify" shall have corollary meanings.

        "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice.

        "Person" shall mean an individual, corporation, limited liability company, partnership, trust or unincorporated organization or a government or any agency or political subdivision thereof.

        "Products" shall mean any and all Hardware and/or Software developed, marketed or sold by any of the Acquired Companies, and existing Modifications associated therewith.

        "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        "Software" shall mean any and all computer software, including, where applicable, source code, object code, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and all materials, manuals, design notes, flow charts, algorithms, data, design specifications and other documentation related thereto or associated therewith.

        "Subsidiary" shall mean, with respect to any Person, (i) each corporation, partnership, joint venture or other legal entity of which such Person owns, either directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or similar governing body of such corporation, partnership, joint venture or other legal entity, (ii) each partnership in which such Person or another Subsidiary of such Person is the general or managing partner and (iii) each limited liability company in which such Person or another Subsidiary of such Person is the managing member or otherwise controls (by contract, through ownership of membership interests or otherwise).

        "Tax" or "Taxes" shall mean all taxes, charges, fees, imposts, levies or other assessments by any governmental authority, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign) and shall include any liability in respect of Taxes as a transferee or as an indemnitor, guarantor, surety or in a similar capacity under any contract, arrangement, agreement, understanding or commitment (whether oral or written).

        "Technology" shall mean, collectively, all designs, formulas, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, Software, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or relate to, or are used or useful in the design, development, reproduction, maintenance or modification of, any of the Products.

        "Third Party" shall mean any Person other than Comverse, Infosys and each of the Acquired Companies.

        1.2    Other Definition Provisions.    (a) The words "hereof", "herein", and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

        (b)  Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

        (c)  The terms "dollars" and "$" shall mean United States dollars.

        (d)  The term "including" shall be deemed to be immediately followed by the term "but not limited to."

ARTICLE II
CONTRIBUTION TRANSACTION

        2.1    Contribution of Transaction Shares.    Subject to the terms set forth in this Agreement, at the Closing (as defined in Section 2.2 below) Comverse shall contribute to Infosys the Transaction Shares, free and clear of all Encumbrances; provided, however, that the actual transfer of the Holdco Share from Comverse to Infosys shall be effected within twelve (12) months after the Closing in the manner contemplated in Section 2.2 below. The consideration for the Transaction Shares contributed by Comverse hereunder shall be 34,539,905 shares of Common Stock of Infosys (the "Infosys Shares") which shall be issued by Infosys to Comverse at the Closing.

        2.2    Closing, Delivery and Payment.    The closing of the transactions contemplated hereby (the "Closing") will take place on the date hereof, at the offices of Comverse at 909 Third Avenue, New York, NY 10022 or such other date and place as mutually agreed upon in writing by the parties hereto. Subject to the terms and conditions hereof, at the Closing Comverse shall deliver to Infosys certificates representing the Loronix Shares contributed by Comverse pursuant to Section 2.1 hereof, registered in the name of Comverse, together with stock powers executed in blank by Comverse and Infosys shall deliver to Comverse one or more certificates representing the Infosys Shares. With regard to the Holdco Share, within twelve (12) months after the Closing Comverse shall deliver to Infosys a notarized deed of transfer, substantially in the form attached hereto as Exhibit 2.2, duly executed by Comverse in the presence of a qualified notary public in the Federal Republic of Germany, transferring the Holdco Share from Comverse to Infosys. The parties acknowledge and agree that the Transaction Shares and the Infosys Shares will not be registered under the Securities Act and, accordingly, certificates representing such securities will contain legends to that effect.

        2.3    Transfer of Ownership; Formal Legal Title.    It is the intention of the parties that (i) all of the burdens, benefits and incidents of ownership of the Loronix Shares be absolutely and unconditionally transferred from Comverse to Infosys as of the date hereof and (ii) all of the burdens, benefits and incidents of ownership of the Holdco Share be absolutely and unconditionally transferred from Comverse to Infosys within twelve (12) months after the Closing with economic effect as if such transfer had occurred on the date hereof and with Infosys having the right to participate in the profits and losses of Holdco as of and from the date hereof. It is the further intention of the parties that the issuance of the Infosys Shares in consideration for the Transaction Shares be made as of the date hereof.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF COMVERSE

        Comverse makes the following representations and warranties to Infosys:

        3.1    Corporate Existence.    Comverse and each of the Acquired Companies is a corporation, or in the case of Syborg a general partnership, duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with all requisite power and authority to enable it to own, lease and operate its assets and properties and to conduct its business as currently being conducted, and is qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties owned or leased by it requires such qualification, except where the failure to be so qualified and in good standing does not and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Comverse or such Acquired Company, as applicable.

        3.2    Corporate Power; Authorization; Enforceable Obligations.    Comverse has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Comverse. This Agreement has been duly executed and delivered by Comverse, and constitutes the legal, valid and binding obligation of Comverse, and is enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and to general principles of equity.

        3.3    Capitalization.

        (a)    Holdco.    As of the date hereof, the authorized capital stock of Holdco amounts to Euro 25,000, represented by one share with the nominal amount of Euro 25,000, which is validly issued and fully paid and not held in the treasury of Holdco. Other than the Holdco Share being contributed hereunder to Infosys, no shares of the capital stock of Holdco are issued or outstanding, or reserved for any purpose. There are no options, warrants, convertible or exchangeable securities or other rights (including pre-emptive, tag-along, right of first refusal, buy-sell, repurchase, redemption, registration or similar rights), agreements, arrangements or commitments of any character to which Holdco or Comverse is a party relating to the issued or unissued capital stock of Holdco or obligating or which could obligate Holdco to grant, issue or sell, or obligating or which could obligate Comverse to sell, transfer or otherwise dispose of, any shares of capital stock of Holdco to any Person other than Infosys. Holdco has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote or that are convertible into or exercisable for securities having the right to vote with the stockholders of Holdco on any matter. There are no voting trusts, stockholders' agreements or other agreements or understandings with respect to the voting of Holdco capital stock.

        (b)    Syborg.    As of the date hereof, Holdco holds a partnership interest in Syborg with a capital interest (fester Kapitalanteil) in the amount of Euro 53,900 and Grundbesitz holds a partnership interest in Syborg with a capital interest (fester Kapitalanteil) in the amount of Euro 100. Other than those two partnership interests, no other partnership interests in Syborg exist. There are no options, warrants, convertible or exchangeable securities or other rights (including pre-emptive, tag-along, right of first refusal, buy-sell, repurchase, redemption, registration or similar rights), agreements, arrangements or commitments of any character to which Syborg, Holdco, Grundbesitz or Comverse is a party relating to the capital interest of Syborg or obligating or which could obligate Syborg to grant, issue or sell, or obligating or which could obligate Holdco, Grundbesitz or Comverse to sell, transfer or otherwise dispose of, any partnership interest of Syborg to any Person other than Holdco or Grundbesitz. Syborg has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote or that are convertible into or exercisable for securities having the right to vote with the partners of Syborg on any matter.

        (c)    Grundbesitz.    As of the date hereof, the authorized capital stock of Grundbesitz amounts to Euro 25,000, represented by one share with the nominal amount of Euro 25,000, which is validly issued and fully paid and not held in the treasury of Grundbesitz. Other than the Grundbesitz Share held of record and owned beneficially by Holdco, no shares of the capital stock of Grundbesitz are issued or outstanding, or reserved for any purpose. There are no options, warrants, convertible or exchangeable securities or other rights (including pre-emptive, tag-along, right of first refusal, buy-sell, repurchase, redemption, registration or similar rights), agreements, arrangements or commitments of any character to which Grundbesitz, Holdco or Comverse is a party relating to the issued or unissued capital stock of Grundbesitz or obligating or which could obligate Grundbesitz to grant, issue or sell, or obligating or which could obligate Holdco or Comverse to sell, transfer or otherwise dispose of, any shares of capital stock of Grundbesitz to any Person other than Holdco. Grundbesitz has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote or that are convertible into or exercisable for securities having the right to vote with the stockholders of Grundbesitz on any matter. There are no voting trusts, stockholders' agreements or other agreements or understandings with respect to the voting of Grundbesitz capital stock.

        (d)    Loronix.    As of the date hereof, the authorized capital stock of Loronix consists of (i) 22,000,000 shares of common stock, par value $.01 per share of which 5,181,313 shares are issued and outstanding, all of which are validly issued, fully paid and nonassessable and none of which are held in the treasury of Loronix, and (ii) 2,000,000 shares of preferred stock, par value $.001 per share, no shares of which are outstanding. Other than the Loronix Shares being contributed hereunder to Infosys, no shares of the capital stock of Loronix are issued or outstanding, or reserved for any purpose. There are no options, warrants, convertible or exchangeable securities or other rights (including pre-emptive, tag-along, right of first refusal, buy-sell, repurchase, redemption, registration or similar rights), agreements, arrangements or commitments of any character to which Loronix or Comverse is a party relating to the issued or unissued capital stock of Loronix or obligating or which could obligate Loronix to grant, issue or sell, or obligating or which could obligate Comverse to sell, transfer or otherwise dispose of, any shares of capital stock of Loronix to any Person other than Infosys. Loronix has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote or that are convertible into or exercisable for securities having the right to vote with the stockholders of Loronix on any matter. There are no voting trusts, stockholders' agreements or other agreements or understandings with respect to the voting of Loronix capital stock.

        3.4    Ownership of Transaction Shares.    (a) Comverse holds of record and owns beneficially all of the Transaction Shares, free and clear of any Encumbrances (other than any restrictions under the Securities Act and state securities laws). The Transaction Shares have not been issued in violation of any pre-emptive rights created by statute, the certificate of incorporation, by-laws or other organizational document of Holdco or Loronix, as applicable, or any contract to which Holdco or Loronix is a party or by which it is bound.

        (b)  Holdco holds of record and owns beneficially the Syborg Interest and the Grundbesitz Share, in each case free and clear of any Encumbrances (other than any restrictions under the Securities Act and state securities laws). The Syborg Interest and the Grundbesitz Share have not been issued in violation of any pre-emptive rights created by statute, the certificate of incorporation, by-laws or other organizational document of Syborg or Grundbesitz, respectively, or any contract to which Syborg or Grundbesitz is a party or by which it is bound.

        3.5    No Conflicts.    The execution and delivery of this Agreement by Comverse does not, and the consummation by Comverse of the transactions contemplated hereby do not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or give rise to any obligation of any of the Acquired Companies to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Encumbrances upon the Transaction Shares, the Syborg Interest or any of the properties or assets of any of the Acquired Companies under any provision of (i) the certificate of incorporation, bylaws or other organizational document of Comverse or any of the Acquired Companies, (ii) any contract or permit to which Comverse or any of the Acquired Companies is a party or by which Comverse's or any of the Acquired Companies' properties or assets are bound, (iii) any order, judgement or award of any court, governmental authority or arbitrator applicable to Comverse or any of the Acquired Companies or their respective properties or assets as of the date hereof, or (iv) any law or regulation applicable to Comverse or any of the Acquired Companies, except in the case of clauses (ii) and (iii), such conflicts, violations and defaults, termination, cancellation and acceleration rights and Encumbrances that, individually or in the aggregate, would not hinder or impair the consummation of the transactions contemplated hereby or have a material adverse effect with respect to Comverse or any of the Acquired Companies.

        3.6    Consents.    Except as described in Schedule 3.6 and except for any notices and consents of Third Parties that have been given or obtained, no consents, approvals, licenses, permits, orders or authorizations of, or registrations, declarations, notices or filings with, any governmental authority or any Third Party are required to be obtained or made by or with respect to Comverse or any of the Acquired Companies in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, which, if not obtained or made, would, individually or in the aggregate, hinder or impair the consummation of the transactions contemplated hereby or have a material adverse effect with respect to Comverse or any of the Acquired Companies.

        3.7    Compliance; No Defaults.    Each of the Acquired Companies is in compliance in all material respects with all material laws and regulations applicable to its business or operations, and has not received any notice or been charged with any violation of or, to its knowledge, is under investigation with respect to compliance with, any material applicable laws and regulations. Each of the Acquired Companies has all permits which are material to the operation of its business as conducted on the date hereof. Each of the Acquired Companies is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of its certificate of incorporation or bylaws or other comparable organizational document. Each of the Acquired Companies is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) in any material respect of any term, condition or provision of any material permit issued to it, or to which its business is subject or by which its properties or assets are bound.

        3.8    Financial Statements; Undisclosed Liabilities.    (a) Comverse has delivered to Infosys copies of the unaudited balance sheets for each of the Acquired Companies as at January 31, 2001, and the related unaudited statements of income and retained earnings and cash flows for each of the Acquired Companies for the fiscal year then ended (such statements, including the related notes and schedules thereto, are referred to herein as the "Financial Statements"). The Financial Statements of Loronix are complete and correct in all material respects, have been prepared in accordance with GAAP consistently applied throughout the periods presented, and present fairly the financial position, results of operations, cash flows and stockholders' equity of Loronix as at the dates and for the periods indicated. The Financial Statements of each of Holdco, Syborg and Grundbesitz are complete and correct in all material respects, have been prepared in accordance with the German commercial code (Handelsgesetzbuch) consistently applied through the periods presented, and present fairly the financial position, results of operations, cash flows and stockholders' equity of each of Holdco, Syborg and Grundbesitz as at the dates and for the periods indicated.

        (b)  Except as disclosed in the Financial Statements, or incurred in the Ordinary Course of Business since January 31, 2001 as of the date hereof each of the Acquired Companies does not have any material Indebtedness, obligation or Liability of any kind.

        3.9    Litigation.    There are no Legal Proceedings against or affecting any of the Acquired Companies or its properties or assets pending or, to the knowledge of Comverse, threatened against any of the Acquired Companies.

        3.10    Taxes.    The Acquired Companies have duly filed (or there have been filed on their behalf) all federal and material state, local and foreign income, franchise, excise, real and personal property and other Tax returns and reports (including those filed on a consolidated, combined or unitary basis) required to have been filed by them prior to the date hereof (taking into account extensions). All of the foregoing returns and reports are true and correct in all material respects, and the Acquired Companies have paid, or adequately reserved for, all Taxes required to be paid in respect of all periods covered by such returns and reports.

        3.11    Employee Benefits.

        (a)  Comverse has delivered to Infosys a complete and correct list of all "employee benefit plans," as defined in Section 3(3) of ERISA, and all other employee benefit plans or other benefit arrangements, including but not limited to all employment and consulting agreements and all disability, severance, retention, vacation, company awards, salary continuation, sick leave, retirement, deferred compensation, bonus or other incentive compensation, stock and stock-related award, stock purchase, stock option or other equity-based compensation, hospitalization, medical insurance, life insurance, workers' compensation and educational assistance agreements, plans, policies and arrangements to which any of the Acquired Companies or any of its ERISA Affiliates has any obligation to or liability for (contingent or otherwise) in respect of current or former employees or directors ("Benefit Plans"). None of the Benefit Plans is subject to Title IV of ERISA.

        (b)  Each of the Benefit Plans and its related trust intended to qualify under Sections 401(a) and 501(a) of the Code, respectively, have been determined by the IRS to be so "qualified" under such Sections, and nothing has occurred with respect to the operation of any such plan which could reasonably be expected to cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code.

        (c)  All contributions and premiums required to be made by law or by the terms of any Benefit Plan or any agreement relating thereto have been timely made (without regard to any waivers granted with respect thereto).

        (d)  True, correct and complete copies of the following documents (if applicable), with respect to each of the Benefit Plans, have been delivered to Infosys: (i) the most recent plan document and related trust documents, and all amendments thereto, (ii) the Form 5500 and attached schedules filed with the IRS for the past three years, (iii) the financial statements and actuarial valuations for the past three years, (iv) the most recent IRS determination letter, (v) the most recent summary plan description and all related summaries of material modifications, and (vi) a description of any non-written Benefit Plan.

        (e)  There are no Legal Proceedings pending or, to the knowledge of Comverse, threatened in respect of or relating to any Benefit Plan (other than routine, uncontested benefit claims).

        (f)    Each of the Benefit Plans complies in all material respects, and Comverse has administered and operated each of the Benefit Plans in material compliance with, its terms and all provisions of applicable laws and regulations.

        (g)  With respect to each Benefit Plan that is not subject to United States Law (a "Foreign Benefit Plan"): (i) all employer and employee contributions to each Foreign Benefit Plan required by law or by the terms of such Foreign Benefit Plan have been made, or, if applicable, accrued in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Benefit Plan funded through insurance or the book reserve established for any Foreign Benefit Plan, together with any accrued contributions is sufficient to procure or provide for the accrued benefit obligations, as of the Closing, with respect to all current or former participants in such plan in accordance with the actuarial assumptions and valuations most recently used to determine employer contributions to such plan; (iii) each Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

        3.12    Environmental Matters.    To the knowledge of Comverse, (i) each of the Acquired Companies possess all permits, authorizations, and approvals required by Environmental Laws for their operations (collectively, "Environmental Permits"), and (ii) each of the Acquired Companies is in material compliance with all Environmental Laws and Environmental Permits, except for non-compliance that could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on such Acquired Company. There are no claims or Legal Proceedings pending or, to the knowledge of Comverse, threatened against any of the Acquired Companies alleging the violation of or non-compliance with Environmental Laws that could reasonably be expected to have, individually or in the aggregate, a material adverse effect on such Acquired Company. Comverse is not aware of any facts, circumstances or conditions that could result in any of the Acquired Companies incurring material liabilities under Environmental Laws.

        3.13    Labor; Personnel.    (a) Each of the Acquired Companies is not a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements that pertain to their employees. No labor organization or group of employees of any of the Acquired Companies has made a pending demand for recognition, and within the preceding three years, there have been no representation or certification proceedings, or petitions seeking a representation proceeding, pending or, to the knowledge of Comverse, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority with respect to any of the Acquired Companies.

        (b)  There are no (i) strikes, work stoppages, slowdowns, lockouts, arbitrations or material grievances or other labor disputes pending or, to the knowledge of Comverse, threatened against or involving any of the Acquired Companies or (ii) unfair labor practice charges, grievances or complaints pending or, to the knowledge of Comverse, threatened by or on behalf of any employee or group of employees of any of the Acquired Companies.

        (c)  Hours worked by and payments made to employees of any of the Acquired Companies have not been in material violation of the Federal Fair Labor Standards Act or any other applicable laws and regulations dealing with such matters.

        (d)  Each of the Acquired Companies is in compliance in all material respects with all applicable Laws relating to equal opportunity/non-discrimination in employment or termination of employment of labor (including leased workers and independent contractors), including all such applicable laws and regulations relating to wages, hours, collective bargaining, employment discrimination, civil rights, safety and health, workers' compensation, pay equity and the collection and payment of withholding and/or social security taxes and similar Taxes.

        3.14    Absence of Changes or Events.    Except as disclosed in the Financial Statements, since January 31, 2001 there has not been any event, change, occurrence or circumstance other than in the Ordinary Course of Business or that has had or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on any of the Acquired Companies. Without limiting the generality of the foregoing, since that date:

        (a)  no Person has accelerated, terminated, modified, or canceled any contract to which any of the Acquired Companies is a party or by which it is bound either involving more than $250,000 or other than in the Ordinary Course of Business;

        (b)  none of the Acquired Companies has canceled, compromised, waived or released any right or claim (or series of related rights and claims) other than in the Ordinary Course of Business;

        (c)  none of the Acquired Companies has experienced any material damage, destruction or loss (whether or not covered by insurance) to its property; and

        (d)  none of the Acquired Companies has entered into any legal obligation, whether written or oral, to do any of the foregoing.

        3.15    Contracts.    Comverse has delivered to Infosys a correct and complete copy of each written contract of each of the Acquired Companies. Each of the Acquired Companies is not, and has not received written (including by electronic mail) notice that any other party is, in default or violation in any material respect of any term, condition or provision of any material contract to which it is a party, to which its business is subject or by which its properties or assets are bound, and no event has occurred which, with notice or the lapse of time or both, would constitute such a default or violation by any of the Acquired Companies or would permit the termination, modification or acceleration of such contract.

        3.16    Real Property.    (a) None of the Acquired Companies owns any real property except that (i) Grundbesitz owns the land and buildings registered in the land register (Grundbuch) of Oberbexbach, volume 88, page 4084 A as parcel of land (Flur) 03 number 540/32 and no liens or encumbrances exist except as registered in the land register, and (ii) Loronix owns the facility located at 820 Airport Road in Durango, Colorado (collectively, the "Owned Real Property"). To the knowledge of Comverse, each Acquired Company owning Owned Real Property has good and marketable title to its Owned Real Property free and clear of any liens and encumbrances, except (i) such as set forth above, (ii) mechanics', carriers', workmen's, repairmen's or other like liens arising or incurred in the Ordinary Course of Business, (ii) liens for real property taxes, assessments and other governmental charges which are not due and payable or which may thereafter be paid without penalty, and (iii) other imperfections of title, liens or encumbrances which do not materially detract from the value of the Owned Real Property subject thereto and do not materially impair the present use of such Owned Real Property.

        (b)  Comverse has delivered to Infosys correct and complete copies of the leases and subleases to which any of the Acquired Companies is a party. Each such lease and sublease is legal, valid, binding, enforceable, and in full force and effect. No consent is required with respect to such lease or sublease as a result of this Agreement, and the actions contemplated by this Agreement will not result in the change of any terms of any lease or sublease or otherwise affect the ongoing validity of such lease or sublease.

        3.17    Intellectual Property.

        (a)  Each of the Acquired Companies is the sole and exclusive owner of, or has valid and continuing rights to use, sell and license, as the case may be, all Intellectual Property, Technology and Products (the "Intellectual Property Rights") used, sold or licensed by such company in its business as presently conducted and as currently proposed to be conducted, free and clear of all Encumbrances or obligations to others (except for the license terms of any commercial off-the-shelf Software and any licenses of Intellectual Property, Technology and Products).

        (b)  The manufacturing, licensing, marketing, importation, offer for sale, sale or use of its Products in connection with its business as presently and as currently proposed to be conducted, to the knowledge of Comverse, do not infringe, constitute an unauthorized use of, or violate any Intellectual Property right of any Person. The Intellectual Property owned by or licensed to each of the Acquired Companies includes all of the Intellectual Property necessary to enable such company to conduct its business in the manner in which such business is currently being conducted.

        (c)  Except with respect to licenses of commercial off-the-shelf Software, none of the Acquired Companies is required, obligated, or under any liability whatsoever, to make any payments by way of royalties, fees or otherwise to any owner or licensor of, or other claimant to, any Intellectual Property, with respect to the use thereof or in connection with the conduct of its business as currently conducted.

        (d)  To the knowledge of Comverse, none of the Acquired Companies has entered into any covenant not to compete or contract limiting its ability to exploit fully any of its Intellectual Property or to transact business in any market or geographical area or with any Person.

        (e)  Each of the Acquired Companies has taken adequate security measures to protect the secrecy and confidentiality of all the confidential Intellectual Property and Technology, which measures are reasonable in the industry in which such Acquired Company operates.

        (f)    None of the Acquired Companies as of the date hereof is the subject of any pending or, to the knowledge of Comverse, threatened Legal Proceedings which involve a claim of infringement of, unauthorized use of, or violation of any Intellectual Property of any Person or challenging the ownership, use, validity or enforceability of any material Intellectual Property Rights, and none of the

Acquired Companies has received written (including by electronic mail) notice of any such threatened claim.

        (g)  To the knowledge of Comverse, no Person is infringing, violating, misusing or misappropriating any material Intellectual Property Rights of any of the Acquired Companies, and no such claims have been made against any Person by any of the Acquired Companies.

        (h)  There are no orders, judgements or awards to which any of the Acquired Companies is a party or by which any of the Acquired Companies are bound which restrict, in any material respect, such company's right to use any of its Intellectual Property Rights.

        (i)    To the knowledge of Comverse, no present or former employee of any of the Acquired Companies has any right, title, or interest, directly or indirectly, in whole or in part, in any material Intellectual Property Rights owned or used by any of the Acquired Companies.

        3.18    Tangible Assets.    Each of the Acquired Companies owns or has valid leases for all machinery, equipment, and other tangible assets used in the conduct of its business as presently conducted. Each such tangible asset is free from all material defects, has been maintained in accordance with normal industry practice, and is in good operating condition and repair (subject to normal wear and tear). The tangible assets owned or leased by each of the Acquired Companies are sufficient to conduct such company's business as it is currently being conducted.

        3.19    Notes and Accounts Receivable.    All notes and accounts receivable of each of the Acquired Companies are reflected properly on its books and records, are valid receivables that have arisen in the Ordinary Course of Business, and are current and collectible in accordance with their terms at their recorded amounts, except for any reserves for bad debts set forth on the balance sheets included in the Financial Statements as adjusted for the passage of time through date hereof, provided that no representation or warranty is made herein that such notes and accounts receivable will be collected.

        3.20    Powers of Attorney; Bank Accounts.    There are no outstanding powers of attorney executed on behalf of any of the Acquired Companies. Comverse has delivered to Infosys a list of all existing bank accounts for each of the Acquired Companies.

        3.21    Investment Representation.    Comverse understands that the Infosys Shares have not been registered under the Securities Act, and that the Infosys Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon Comverse's representations contained in this Agreement. Comverse has substantial experience in evaluating and investing in securities of companies similar to Infosys, and it is capable of evaluating the merits and risks associated with its investment in the Infosys Shares and has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement. Comverse is acquiring the Infosys Shares for its own account for investment only, and not with a view towards distribution. Comverse is an accredited investor within the meaning of Regulation D under the Securities Act.

        Except as expressly set forth in this Article III, Comverse makes no other representations or warranties, express or implied, to Infosys in connection with this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF INFOSYS

        Infosys makes the following representations and warranties to Comverse:

        4.1    Corporate Existence.    Infosys is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite power to enable it to own, lease and operate its assets and properties and to conduct its business as currently being conducted, and is qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties owned or leased by it requires such qualification, except where the failure to be so qualified and in good standing does not and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Infosys.

        4.2    Corporate Power; Authorization; Enforceable Obligations.    Infosys has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Infosys. This Agreement has been duly executed and delivered by Infosys and constitutes the legal, valid and binding obligation of Infosys and is enforceable against Infosys, in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and general principles of equity.

        4.3    Capitalization.    As of the date hereof, the authorized capital stock of Infosys consists of 300,000,000 shares of common stock, of which, 61,198,095 shares are issued and outstanding, all of which are validly issued, fully paid and nonassessable and none of which are held in the treasury of Infosys. Other than as described in this Section 4.3 and except for the Infosys Stock Option Plan, no shares of the capital stock of Infosys are, issued or outstanding, or reserved for any purpose. There are no options, warrants, convertible or exchangeable securities or other rights (including pre-emptive, tag-along, right of first refusal, buy-sell, repurchase, redemption, registration or similar rights), agreements, arrangements or commitments of any character to which Infosys is a party relating to the issued or unissued capital stock of Infosys or obligating or which could obligate Infosys to grant, issue or sell any shares of capital stock of Infosys. Infosys has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote or that are convertible into or exercisable for securities having the right to vote with the stockholders of Infosys on any matter.

        4.4    Infosys Shares.    The Infosys Shares issued to Comverse hereunder are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, Infosys' certificate of incorporation or bylaws or any contract to which Infosys is a party or by which Infosys is bound.

        4.5    No Conflicts.    The execution and delivery of this Agreement by Infosys does not, and the consummation by Infosys of the transactions contemplated hereby do not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or give rise to any obligation of Infosys to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Encumbrances upon any of the properties or assets of Infosys under, any provision of (i) the certificate of incorporation and bylaws of Infosys, (ii) any contract or permit to which Infosys is a party or by which any of its properties or assets are bound, (iii) any order, judgement or award of any court, governmental authority or arbitrator applicable to Infosys or its properties or assets as of the date hereof, or (iv) any law or regulation applicable to Infosys, except in the case of clauses (ii) and (iii), such conflicts, violations and defaults, termination, cancellation and acceleration rights and entitlements and Encumbrances that, individually or in the aggregate, would not hinder or impair the consummation of the transactions contemplated hereby or have a material adverse effect with respect to Infosys.

        4.6    Consents.    No consents, approvals, licenses, permits, orders or authorizations of, or registrations, declarations, notices or filings with, any governmental authority or any Third Party are required to be obtained or made by or with respect to Infosys in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby which, if not obtained or made, would, individually or in the aggregate, hinder or impair the consummation of the transactions contemplated hereby or have a material adverse effect with respect to Infosys

        4.7    Investment Representations.    Infosys understands that the Transaction Shares have not been registered under the Securities Act, and that the Transaction Shares are being offered and sold pursuant to an exemption from registration based in part upon Infosys' representations contained in the Agreement. Infosys has substantial experience in evaluating and investing in securities of companies similar to Holdco and Loronix, and it is capable of evaluating the merits and risks associated with its acquisition of the Transaction Shares and has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement. Infosys is acquiring the Transaction Shares for its own account for investment only, and not with a view towards distribution. Infosys is an accredited investor within the meaning of Regulation D under the Securities Act.

        Except as expressly set forth in this Article IV, Infosys makes no other representations or warranties, express or implied, to Comverse in connection with this Agreement.

ARTICLE V
INDEMNIFICATION

        5.1    Survival of Representations and Warranties.    The representations and warranties set forth in this Agreement shall survive the Closing until the close of business on the first anniversary of the date hereof; provided, however, that the representations and warranties set forth in Sections 3.3, 3.4, 4.3, and 4.4 shall survive the Closing indefinitely; provided, however, that if notice of any claim for indemnification is given before expiration of such period, then notwithstanding the expiration of such time period, the representation and warranty applicable to such claim shall survive until, but only for purposes of, the resolution of such claim. Except with respect to claims based on fraud or intentional or deliberate misrepresentation, from and after the date hereof the rights of the parties under this Article V shall be the exclusive remedy of the parties with respect to claims resulting from or relating to any representation, warranty, covenant or agreement contained in this Agreement. The representations and warranties made herein by any party shall not be affected by any examination made for or on behalf of the other party or the knowledge of any of the other party's officers, directors, employees or agents.

        5.2    Indemnification.    (a) Subject to the provisions of Section 5.4, Comverse shall indemnify Infosys and its directors, officers, employees, agents, successors and assigns (each, an "Infosys Indemnitee", and collectively, the "Infosys Indemnitees") in respect of, and hold the Infosys Indemnitees harmless against, any and all damages, liabilities, judgements, fines, fees, penalties, interest obligations, deficiencies, losses and expenses, including amounts paid in settlement, interest, court costs, reasonable costs of investigation, reasonable fees and expenses of attorneys, accountants, financial advisors, engineers and other expenses, and other expenses of litigation (collectively, "Damages") incurred or suffered by the Infosys Indemnitees arising out of or resulting from (i) the untruth, inaccuracy or breach of any representation or warranty of Comverse contained in this Agreement, or (ii) any breach, nonfulfillment or failure to perform any agreement or covenant of Comverse contained in this Agreement.

        (b)  Subject to the provisions of Section 5.5, Infosys shall indemnify Comverse and its directors, officers, employees, agents, successors and assigns (each a "Comverse Indemnitee", and collectively the "Comverse Indemnitees") in respect of, and hold the Comverse Indemnitees harmless against any and all Damages incurred or suffered by the Comverse Indemnitees arising out of or resulting from (i) the untruth, inaccuracy or breach of any representation or warranty of Infosys contained in this Agreement or (ii) any breach, nonfulfillment or failure to perform any agreement or covenant of Infosys contained in this Agreement.

        5.3    Indemnification Procedures.

        (a)    Third Party Claims.    If Infosys, on behalf of any Infosys Indemnitee, or Comverse, on behalf of any Comverse Indemnitee, seeks to be indemnified pursuant to this Article V (in each case, an

"Indemnified Party"), it shall give prompt written notification to the party against whom indemnification is sought (the "Indemnifying Party") of the assertion of any Third Party claim or commencement of any action, suit or proceeding relating to a Third Party claim for which indemnification pursuant to this Article V may be sought, but the failure of an Indemnified Party to give prompt notice to the Indemnifying Party shall not affect the rights of the Indemnified Party to indemnification hereunder, except (i) as provided in Section 5.1 above and (ii) if (and then only to the extent that) the Indemnifying Party incurs additional expenses or the Indemnifying Party is actually prejudiced by reason of such failure to give timely notice. The Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such claim, action, suit or proceeding with counsel reasonably satisfactory to the Indemnified Party, provided that the Indemnifying Party acknowledges in writing, and in form and substance acceptable, to the Indemnified Party that any damages, fines, costs, judgements or other liabilities that may be assessed against the Indemnitee in connection with such action, suit or proceeding constitute Damages for which the Indemnified Party shall be entitled to indemnification pursuant to this Article V; and provided, further, that (x) Infosys shall have the right to control the defense to the extent of any claim or demand seeking equitable relief or remedial action on the part of an Infosys Indemnitee and (y) Comverse shall have the right to control the defense to the extent of any claim or demand seeking equitable relief or remedial action on the part of a Comverse Indemnitee. If the Indemnifying Party does not so assume control of such defense, the Indemnified Party shall control such defense. The party not controlling such defense may participate therein at its own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have a conflict of interest or different defenses available with respect to such action, suit or proceeding, the reasonable fees and expenses of counsel to the Indemnified Party shall be considered "Damages" for purposes of this Agreement. The party controlling such defense shall keep the other party advised of the status of such action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the other party with respect thereto. The Indemnified Party shall not agree to any settlement of such claim, action, suit or proceeding without the prior written consent of the Indemnifying Party. The Indemnifying Party shall not agree to any settlement of such action, suit or proceeding without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld.

        (b)    Direct Claims.    With respect to claims other than Third Party claims, the Indemnified Party shall use reasonable efforts promptly to notify in writing the Indemnifying Party of such claims, but the failure of the Indemnified Party so to give notice to the Indemnifying Party shall not affect the rights of the Indemnified Party to indemnification hereunder, except (i) as provided in Section 5.1 above and (ii) if (and then only to the extent that) the Indemnifying Party incurs additional expenses or the Indemnifying Party is actually prejudiced by reason of such failure to give timely notice.

        5.4    Limitation on Comverse's Liability.    (a) Notwithstanding anything to the contrary contained herein, (i) with respect to claims based on the untruth, inaccuracy or breach of any representation or warranty of Comverse contained in this Agreement, Comverse shall not be liable under Section 5.2 hereof, until the aggregate amount of all Damages incurred or suffered with respect to all such claims hereunder exceeds $250,000, and then only to the extent that such Damages exceed that amount, and (ii) the liability of Comverse for all claims made under this Article V shall not exceed $10,000,000 in the aggregate; provided, however, that the liability of Comverse with respect to the untruth, inaccuracy or breach of any representation or warranty of Comverse set forth in Sections 3.3 and 3.4 hereof shall be limited to $58,372,439 in the aggregate.

        (b)  Any claim made against Comverse under this Article V may, at Comverse's election, be satisfied either in cash and/or by Comverse surrendering to Infosys such number of Infosys Shares having a value equal in the aggregate to the final amount of such claim that is not satisfied in cash, in full satisfaction of such claim. The value of such Infosys Shares shall equal to $1.69 per share (subject to adjustment for any stock split, stock dividend, stock consolidation or other recapitalization occurring after the date hereof).

        5.5    Limitation on Infosys' Liability.    (a) Notwithstanding anything to the contrary contained herein, (i) with respect to claims based on the untruth, inaccuracy or breach of any representation and warranty of Infosys contained in this Agreement, Infosys shall not be liable under Section 5.2 until the aggregate amount of all Damages incurred or suffered with respect to all such claims made by the Comverse Indemnitees hereunder exceeds $250,000, and then only to the extent that such Damages exceed that amount, and (ii) the liability of Infosys for all claims made under this Article V shall not exceed $10,000,000 in the aggregate; provided, however, that the liability of Infosys with respect to the untruth, inaccuracy or breach of any representation or warranty of Infosys set forth in Sections 4.3 and 4.4 hereof shall be limited to $58,372,439 in the aggregate.

        (b)  Any claim made against Infosys under this Article V may, at Infosys' election, be satisfied either in cash and/or by Infosys issuing to Comverse such number of Infosys Shares having a value equal in the aggregate to the final amount of such claim that is not satisfied in cash, in full satisfaction of such claim. The value of such Infosys Shares shall equal to $1.69 per share (subject to adjustment for any stock split, stock dividend, stock consolidation or other recapitalization occurring after the date hereof).

ARTICLE VI
GENERAL PROVISIONS

        6.1    Voting of Shares, and Conduct of Business, of Holdco, Syborg and Grundbesitz.    From the date hereof until the transfer of the Holdco Share from Comverse to Infosys is completed in the manner contemplated in Section 2.2, Comverse shall (i) vote the Holdco Share, and cause Holdco to vote the Syborg Interest and the Grundbesitz Share, only in accordance with the written instructions of Infosys, (ii) upon the request of Infosys, deliver to Infosys an irrevocable proxy appointing Infosys as its exclusive proxy to vote the Holdco Share, and cause Holdco to deliver to Infosys irrevocable proxies appointing Infosys as its exclusive proxy to vote the Syborg Interest and the Grunbesitz Share, in the sole and absolute discretion of Infosys, and (iii) cause each of Holdco, Syborg and Grundbesitz to carry its business only in accordance with the direction and management of Infosys.

        6.2    Further Assurances.    Each of the parties hereto shall execute such documents and other instruments and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and consummate and evidence the transactions contemplated hereby or, at and after the date hereof, to evidence the consummation of the transactions contemplated by this Agreement. Upon the terms and subject to the conditions hereof, each of the parties hereto shall take or cause to be taken all actions and to do or cause to be done all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings.

        6.3    Announcements.    Neither Comverse nor Infosys will issue any press release or otherwise make any public statement with respect to this Agreement and the transactions contemplated hereby without the prior written consent of the other, except as may be required by any law or regulation (including, without limitation, pursuant to the Federal securities laws) or rules of the NASDAQ National Market, in which event the party required to make the release or announcement shall allow the other party reasonable time, in light of the circumstances, to comment on such release or announcement in advance of such issuance.

        6.4    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without reference to choice of law principles, including all matters of construction, validity and performance.

        6.5    Notices.    All notices, requests, permissions, waivers, and other communications hereunder shall be in writing and shall be deemed to have been duly given, (a) five Business Days following sending by registered or certified mail, postage prepaid, (b) when sent if sent by facsimile during the normal business hours of the recipient, or one Business Day after the date sent if sent by facsimile after the normal business hours of the recipient; provided that the sending party receives written confirmation that the facsimile has been successfully transmitted to the intended recipient, (c) when delivered, if delivered personally to the intended recipient and (d) one Business Day following sending by overnight delivery via a national courier service, and in each case, addressed to a party at the following address for such party:

(i)	If to Comverse, to:
Comverse Technology, Inc. 909 Third Avenue New York, New York 10022 Attention: General Counsel Facsimile No.: (212) 652-6815
(ii)	If to Infosys, to:
Comverse Infosys, Inc. 170 Crossways Park Drive Woodbury, New York 11797 Attention: Secretary Facsimile No.: (516) 677-7399

Such names and addresses may be changed by notice given in accordance with this Section 6.5.

        6.6    Entire Agreement.    This Agreement (including the Schedules attached hereto, all of which are a part hereof) contain the entire understanding of the parties hereto and thereto with respect to the subject matter contained herein and therein, supersede and cancel all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter. There are no restrictions, promises, representations, warranties, agreements or undertakings of any party hereto with respect to the transactions contemplated by this Agreement other than those set forth herein.

        6.7    Headings; References.    The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All references herein to "Articles" or "Sections" shall be deemed to be references to Articles or Sections hereof unless otherwise indicated.

        6.8    Counterparts.    This Agreement may be executed in multiple counterparts and each counterpart shall be deemed to be an original, but all of which shall constitute one and the same original.

        6.9    Parties in Interest; Assignment.    Neither this Agreement nor any of the rights, interest or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other party. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Except as set forth in Article V, nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies under or by reason of this Agreement.

        6.10    Severability; Enforcement.    The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, each party agrees that a court of competent jurisdiction may enforce such restriction to the maximum extent permitted by law, and each party hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

        6.11    Specific Performance.    The parties hereto agree that the remedy at law for any breach of this Agreement will be inadequate and that any party by whom this Agreement is enforceable shall be entitled to specific performance in addition to any other appropriate relief or remedy. Such party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief.

        6.12    Jurisdiction.    Each party to this Agreement hereby irrevocably agrees that any legal action, suit or proceeding arising out of or relating to this Agreement, shall be brought in the United States District Court for the Southern District of New York or the Supreme Court of the State of New York and each party hereto agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding any claim that it is not subject personally to the jurisdiction of such court, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement, or the subject matter hereof or thereof may not be enforced in or by such court. Each party hereto further and irrevocably submits to the jurisdiction of such court in any action, suit or proceeding.

        6.13    Waiver.    Failure at any time to enforce or require performance of any of the provisions hereof shall in no way be construed to be a waiver of such provision or to affect the validity of this Agreement or any part thereof or the right of either party thereafter to enforce each provision in accordance with the terms of this Agreement.

        6.14    Broker Fees.    Each party hereto represents and warrants that no agent, broker, investment banker, person or firm acting on behalf of or under the authority of such party hereto is or will be entitled to any broker's or finder's fee or any other commission directly or indirectly in connection with the transactions contemplated herein. Each party hereto further agrees to indemnify each other party for any claims, losses or expenses incurred by such other party as a result of the representation in this Section 6.14 being untrue.

        6.15    Expenses.    The parties shall each bear their own expenses incurred in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby, it being understood that in no event shall any of the Acquired Companies bear any of such costs and expenses.

        6.16    Employee Benefits.    Following the Closing, Infosys shall, to the extent applicable, continue and maintain the Benefit Plans applicable to the Acquired Companies' employees in effect immediately prior to the Closing.

        6.17    Taxes.    Comverse and Infosys intend that the contribution of the Transaction Shares to Infosys in exchange for the Infosys Shares qualify as a tax-free exchange pursuant to Section 351(a) of the Code and neither the Company nor Infosys will take any action or position inconsistent with such intention.

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        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

COMVERSE TECHNOLOGY, INC.
By:	/s/ KOBI ALEXANDER Name: Kobi Alexander Title: Chairman and Chief Executive Officer
COMVERSE INFOSYS, INC.
By:	/s/ DAN BODNER Name: Dan Bodner Title: President and Chief Executive Officer

Exhibit 2.2

Deed of Transfer

Convenience Translation
Nr. . . . . . . . . . . . . der Urkundenrolle 2001
Verhandelt
in Hamburg
am [        ] 2001
Vor mir,
dem unterzeichneten Notar in der Freien
und Hansestadt Hamburg Detlef
Lichtenauer
mit Amtssitz in 21073 Hamburg,
Lüneburger Tor 4,

erschienen heute	No. . . . . . . . . . . . . of the Notarial Deed 2001 Done in Hamburg this [ ] 2001 Before me, the Notary Detlef Lichtenauer of Hamburg with office at 21073 Hamburg, Lüneburger Tor 4, appeared today
[ ], sich ausweisend durch Vorlage seines gültigen Personalausweises Nr. [ ], handelnd nicht im eigenen Namen, sondern	[ ], proving his identity by presentation of his valid Identity Card, No. [ ], acting not in his own name and on his own behalf, but
1.	aufgrund Vollmacht vom [ ] für Comverse Technology Inc., einer nach dem Recht des US-Bundesstaates New York gegründeten Gesellschaft mit Sitz in New York (im folgenden als die "Abtretende" bezeichnet), und	1.	by virtue of a power of attorney dated [ ] in the name and on behalf of Comverse Technology, Inc., a New York corporation with its seat in the Federal State of New York (hereinafter the "Transferor"), and
2.	aufgrund Vollmacht vom [ ] für Comverse Infosys, Inc., einer nach dem Recht des US-Bundesstaates Delaware gegründeten Gesellschaft mit Sitz in [ ] (im folgenden als die "Erwerberin" bezeichnet),	2.	by virtue of a power of attorney dated [ ] in the name and on behalf of Comverse Infosys, Inc., a Delaware corporation with its seat in [ ] (hereinafter the "Transferee").
Der Erschienene erklärt folgendes zu Protokoll:		The person appeared declared to my record the following:
ANTEILSABTRETUNGS-VEREINBARUNG		SHARE TRANSFER AGREEMENT
Vorbemerkung		Preamble

Die Abtretende ist mit einem Geschäftsanteil im Nominalbetrag von Euro 25.000 (in Worten fünfundzwanzig tausend Euro) alleinige Gesellschafterin der Comverse GmbH (im folgenden als "Gesellschaft" bezeichnet), eingetragen im Handelsregister des Amtsgerichts Homburg/ Saar unter der Registernummer HR B 3829. Das Stammkapital der Gesellschaft war und ist voll eingezahlt.
		The Transferor is the sole shareholder with a share in the nominal amount of Euro 25,000 (in words twenty five thousand Euro) of Comverse GmbH (hereinafter the "Company"), registered in the commercial register of the local court of Homburg/ Saar under HR B 3829. The share capital of the Company was and is fully paid in.

Mit einem nach dem Recht des US-Bundesstaates New York geschlossenen Einbringungsvertrag vom [7. Februar 2001] (im folgenden als der "Einbringungsvertrag" bezeichnet) haben sich die Abtretende und die Erwerberin geeinigt, dass die Abtretende ihren gesamten Geschäftsanteil im Nominalbetrag von Euro 25.000 auf die Erwerberin übertragen wird. Die Parteien schliessen hierzu den folgenden Vertrag:		By a contribution agreement entered into under the law of the state of New York dated [1 February 2001] (hereinafter the "Contribution Agreement"), the Transferee and the Transferor agreed that the Transferee will assign its total share with the nominal share capital of Euro 25,000 to the Transferee. Therefor, the parties enter into the following agreement:
I. Übertragung		I. Assignment
1.	Die Abtretende überträgt hiermit ihren gesamten Geschäftsanteil der Gesellschaft auf die Erwerberin. Die Abtretung des Geschäftsanteils soll ab dem 7. Februar 2001 wirtschaftlich wirksam werden und erfolgt jeweils mit dem Gewinnbezugsrecht ab dem 7. Februar 2001 für alle erwirtschafteten, aber noch nicht ausgeschütteten Gewinne der Gesellschaft. Die Abtretung erfolgt mit sofortiger dinglicher Wirkung.	1.	The Transferor hereby assigns its total share in the Company to the Transferee. The assignment shall have economic effect as of 1 February 2001 with the right to participate in the profits of the Company as of 1 February 2001 which have been earned, but not yet distributed. The assignment shall have immediate in rem ("dinglich") effect.
2.	Die Erwerberin nimmt die Abtretung hiermit an.	2.	The Transferee agrees to the assignment.
II. Zustimmung		II. Consent
Die gemäß der Satzung der Gesellschaft erforderliche Zustimmung zur Anteilsübertragung der Gesellschafter ist hiermit erteilt.		The consent of the shareholders required by the articles of association of the Company to the transfer of shares is herewith given.
III. Schuldrechtlicher Vertrag
III. Obligatory Agreement
Die in Ziffer I.1. und I.2. erklärte Anteilsübertragung erfolgt in Erfüllung des Einbringungsvertrages.		The assignment of shares described in clause I.1. and I.2. is made in compliance with the Contribution Agreement.
IV. Vollmachten und Salvatorische Klausel		IV. Power of Attorney and Severance Clause
Der Notar wird mit dem Vollzug dieser Vereinbarung beauftragt, insbesondere damit, der Gesellschaft und dem Handelsregister Anzeige von der Abtretung zu machen.		The Notary is mandated with the completion of this agreement, he shall particularly notify the assignment to the Company and to the commercial register.

Sollten Bestimmungen dieser Urkunde unwirksam sein oder werden, so läßt dies die Wirksamkeit der Urkunde im übrigen unberührt. Im Wege der Auslegung, Umdeutung oder Ergänzung ist eine Regelung zu finden, die den mit der unwirksamen Bestimmung verfolgten wirtschaftlichen Zweck im Rahmen des gesetzlichen Zulässigen erreicht, oder ihm wenigstens so nah als möglich kommt. Dies gilt sinngemäß für die Schließung etwaiger Regelungslücken.	In case any provisions of this deed shall not be or become valid, the remaining parts of the deed shall remain unaffected. By means of interpretation, reinterpretation or amendment a provision shall be found that follows the same economic purpose as the invalid provision or that approaches this purpose as far as possible. The same applies analogously in case any loophole in this agreement shall be closed.
V. Kosten	V. Cost
Die Kosten dieser Urkunde werden von der [ ] getragen.	The costs of this deed shall be borne by the [ ].

Der Erschienene gab weiter an: Der Notar belehrte den Anwesenden, daß die Übertragung sämtlicher Geschäftsanteile an einer deutschen Gesellschaft, welche direkt oder indirekt Grundbesitz in Deutschland besitzt, Grunderwerbssteuer auslösen kann. Die deutsche Fassung dieses Vertrages ist maßgebend.
The person appeared further stated: The notary has advised the parties that the transfer of all of the shares of a German company that directly or indirectly owns real estate in Germany may trigger real estate transfer tax. The German version of this agreement shall prevail.
Dieses notarielle Protokoll wurde dem Erschienenen vorgelesen, von ihm genehmigt und eigenhändig von ihm und von mir, dem Notar, wie folgt unterschrieben:	This notarial deed was read aloud to the appeared, approved by him and personally signed by him and by me, the Notary, as follows:

Schedule 3.6

1. Holdco will be required to advise the commercial registrar at the local court in Germany about the change in ownership of the Holdco Share.

2. Since a real estate transfer tax will be payable with respect to certain lands owned by Grundbesitz, local real estate tax authorities will need to be informed of the transaction.

3. Syborg is a member of the Alliance for Security in Business (Bündnis für Sicherheit der Wirtschaft). Since the members of the Alliance have agreed to inform the Alliance about changes in ownership, Syborg will need to provide such notification.

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6.10	Severability; Enforcement	16
6.11	Specific Performance	17
6.12	Jurisdiction	17
6.13	Waiver	17
6.14	Broker Fees	17
6.15	Expenses	17
6.16	Employee Benefits	17
6.17	Taxes	17

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CONTRIBUTION AGREEMENT
ARTICLE I DEFINITIONS
ARTICLE II CONTRIBUTION TRANSACTION
ARTICLE III REPRESENTATIONS AND WARRANTIES OF COMVERSE
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF INFOSYS
ARTICLE V INDEMNIFICATION
ARTICLE VI GENERAL PROVISIONS
TABLE OF CONTENTS